UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2021

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Fifth Avenue Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 977-5700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2021, the Board of Directors (the “Board”) of Apellis Pharmaceuticals, Inc. (the “Company”) appointed Jim Chopas, as Vice President, Corporate Controller / Chief Accounting Officer and principal accounting officer of the Company, effective as of August 30, 2021 (the “Effective Date”).

Mr. Chopas, age 55, served as vice president, principal financial officer, principal accounting officer and treasurer of Radius Health, Inc. (“Radius), a publicly traded commercial biopharmaceutical company, from December 2020 to August 2021, and as corporate controller of Radius from October 2018 until December 2020. Prior to joining Radius, Mr. Chopas worked as a consultant for Danforth Advisors, a strategic consulting firm for life science and healthcare technology companies. Before joining Danforth Advisors, Mr. Chopas acted as chief financial officer and vice president of finance at KBI Biopharma, Inc. Previously, he held several senior management roles for certain ThermoFisher portfolio companies and Parexel International. Mr. Chopas holds a B.A. from the University of Massachusetts and a M.S. from Bentley University.

In connection with his appointment, the Company entered into an offer letter with Mr. Chopas, dated July 23, 2021, which provides for an annual base salary of $315,000, an annual target bonus equal to 30% of Mr. Chopas’s base salary and a one-time sign-on bonus of $50,000, subject in the case of the sign-on bonus to repayment by Mr. Chopas to the Company if he leaves the Company within the first year of his employment other than in case of a reduction in force or termination. In addition, the Company agreed to grant to Mr. Chopas (i) an option to purchase 21,750 shares of the Company’s common stock, which will vest as to 25% of the shares underlying the option on the first anniversary of the grant date and thereafter as to 1/48th of the shares underlying the option monthly until the fourth anniversary of the grant date, and (ii) a restricted stock unit award for 7,600 shares of the Company’s common stock, which will vest as to 25% of the shares underlying the award on the first anniversary of the grant date and as to an additional 25% of the shares underlying the award annually until the fourth anniversary of the grant date, in each case subject to his continued service. Mr. Chopas is also entitled to severance benefits in accordance with the Company’s Executive Separation Benefits and Retention Plan.

In addition, pursuant to the Company’s standard form of indemnification agreement Mr. Chopas entered into in connection with his employment, the form of which was filed with the Securities and Exchange Commission as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-220941) on October 27, 2017, the Company may be required, among other things, to indemnify Mr. Chopas certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of his service as an officer of the Company.

Mr. Chopas was not appointed as principal accounting officer pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Chopas and any director, executive officer or any person nominated or chosen by us to become a director or executive officer. There are no transactions and no proposed transactions between Mr. Chopas and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: August 30, 2021	By:	/s/ Timothy Sullivan
Timothy Sullivan
Chief Financial Officer